EXHIBIT 2.1

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION
                          DATED AS OF FEBRUARY 9, 1999


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                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION





                      Parent:          ImaginOn.com



                      Subsidiary:      iNow



                      Target:          Network Specialists, Inc.






                      Date:            February 9, 1999


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                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION

                                    PREAMBLE

         This Merger Agreement and Plan of Reorganization is made as of February 9, 1999, between ImaginOn.com, a California Corporation, and Network Specialists, Inc., a Nevada corporation. In consideration of the mutual covenants, agreements, representations and warranties contained in this Merger Agreement the Parties hereto agree as follows:

                                    ARTICLE I

         1. DEFINITIONS. The capitalized terms set forth below shall have the following meanings:

            "Agreement of Merger" shall mean Exhibit I-1.

            "Business" shall mean and refer to all of the business enterprises presently conducted by Target.

            "Business Day" means a day in which banks are open for business in Los Angeles and San Francisco, California.

            "Closing" has that meaning set forth in Section 2.2.

            "Closing Date" has that meaning set forth in Section 2.2.

            "Common Stock" has that meaning set forth in Section 4.2.

            "Code" means the United States Internal Revenue Code of 1986 and the regulations thereunder as either or both are amended.

            "Effective Date" means that date on which Subsidiary is merged into Target as evidenced by the filing of the Agreement of Merger.

            "Financial Statements" has that meaning set forth in Section 4.3.

            "Knowledge" or "best of knowledge" of a person means that no information has come to the attention of such person that would give such person actual knowledge of facts contrary to the existence or absence of the facts indicated and that such person has not undertaken any independent investigation to determine the existence or absence of such facts.

            "Material Adverse Change" means a change materially and adversely affecting the financial condition, business, assets or (to Target's knowledge) prospects of Target.

            "Merger" means that transaction set forth in Section 2.1.

            "Merger Agreement" means this agreement to merge Target into Subsidiary.

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            "Parent" means ImaginOn.com, a California corporation.

            "Party" means either Parent, Subsidiary or Target.

            "Parties" shall mean Parent, Subsidiary and Target.

            "Selling Shareholders" means those holders of Target Common Stock surrendering their shares for the consideration set forth in Section 3.1.1 as listed on Exhibit H-1.

            "Shareholders" means, as of the date hereof, those persons listed on Exhibit A-1.

            "Subsidiary" means a wholly-owned subsidiary of Parent to be formed as set forth herein.

            "Surviving Corporation" has that meaning set forth in Section 2.1.

            "Target" means Network Specialists, Inc., a Nevada corporation.

            "Target Common Stock" has that meaning set forth in Section 3.1.1.

            "Tax" means tax, license, franchise or registration fee, governmental charge, withholding or assessment of any nature, including without limitation income, excise, property, franchise, sales, use and transfer taxes (including vehicle transfer taxes) imposed by any government (federal, state, or local) or any subdivision, agency, or taxing authority thereof, and any interest, penalty, or addition to tax relating thereto.

            "Termination  with  rights  Retained"  has the  meaning set forth in
Section 11.2.

                                   ARTICLE II

         2. Merger Agreement: Effect Of The Transaction; Term.

            2.1 MERGER. On the Effective Date, and subject to and upon the terms and conditions of this Merger Agreement, a merger shall take place (the "Merger") whereby Target shall merge with and into Subsidiary, and Subsidiary shall be the Surviving Corporation and the separate existence of Target shall cease. (The term "Surviving Corporation" appearing in this Merger Agreement denotes Subsidiary after consummation of the Merger.) Subsidiary's corporate name, existence, and all its purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of California and succeed to all of Target's rights, assets, liabilities, and obligations in accordance with the California General Corporation Law and pursuant to the terms of this Merger Agreement.

            2.2 CLOSING PLACE, DATE AND TIME. Consummation of the Merger (the "Closing") shall be effected as soon as practicable after all the conditions established in this Merger Agreement have been satisfied or waived. The Closing

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shall take place at the offices of Jacobson,  Markham,  LLP, 8880 Cal Center Dr.
Ste. 100, Sacramento, Ca., or such other place as the parties may agree to in writing. The time and date of closing are called the "Closing Date."

            2.3 ARTICLES. The articles of incorporation of Subsidiary in effect on the Effective Date of the Merger shall become the articles of incorporation of the Surviving Corporation. From and after the Effective Date of the Merger, said articles of incorporation, as they may be amended from time to time as provided by law, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

            2.4 BYLAWS. The bylaws of Subsidiary in effect on the Effective Date of the Merger shall be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

            2.5 DIRECTORS. The directors of Subsidiary on the Effective Date of the Merger shall be the directors of the Surviving Corporation. They shall hold office until their successors have been elected and qualified. The officers of Subsidiary on the Effective Date of the Merger shall be the officers of Surviving Corporation. Each shall hold office subject to the bylaws and the pleasure of the directors of Surviving Corporation.

                                   ARTICLE III

                              Conversion Of Shares

         3. CONVERSION OF SHARES:

            3.1. On the Effective Date Parent will issue to each Selling Shareholder 0.26 shares of Parent's common stock ("Parent Common Stock") for each share of Target Common Stock held by each such Selling Shareholder ("Target Common Stock")as of the Effective Date. In addition, each Selling Shareholder shall receive 23 CENTS ($0.23) for each share of Target Common Stock of such Selling Shareholder (the "Additional Consideration") in the form of immediately negotiable checks of Parent.

            3.2 STOCK TRANSFER. On the Effective Date, the stock transfer books of Target shall be closed, and thereafter no transfers of shares of Target Common Stock shall be made or consummated.

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            3.3 PAYMENT FOR SHARES. On the Effective Date, Parent shall take all
steps   necessary  to  deliver  the  Parent  Common  Stock  and  the  Additional
Consideration to the Selling Shareholders and the Selling Shareholders shall deliver the Target Common Stock to be canceled. In the event that any certificate evidencing ownership of Target Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, transfer of Parent Common Stock specified in Section 3.1. for the shares of Target Common Stock represented by such certificate will be made in accordance with this Section 3.3 to the persons legally entitled thereto. Notwithstanding the procedures set forth in this Section 3.3, each Shareholder who presents an executed letter of transmittal and certificates evidencing ownership of Target Common Stock at the Closing shall be immediately entitled to payment of the consideration for such stock specified in Section 3.1.

                                   ARTICLE IV

         4. TARGET'S  REPRESENTATIONS  AND  WARRANTIES.   Target and the Selling
Shareholders, jointly and severally, represent and warrant to Parent and Subsidiary as follows:

            4.1 DUE ORGANIZATION. Target is a corporation duly organized, validly existing, and in good standing under Nevada law and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it; and is duly qualified to do intrastate business and is in good standing in California.

            4.2 CAPITAL STOCK. The authorized capital stock of Target consists of one million (1,000,000) shares of common stock ("Common Stock"), par value $0.01 per share. One million (1,000,000) shares of Common Stock are issued and outstanding as set forth on Exhibit A-1. All shares are validly issued, fully paid, and non-assessable, and all shares have been so issued in full compliance with all federal and state securities laws. There are not outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Target to issue or to transfer from treasury any additional shares of its capital stock.

            4.3 FINANCIAL STATEMENTS. Exhibit B-1 sets forth the balance sheet of Target as of December 31, 1998, and the related statements of income and retained earnings for the period ending December 31, 1998. Exhibits B-2 and B-3 to this Merger Agreement set forth the balance sheets of Target as of December 31, 1997, and December 31, 1996, respectively, and the related statements of income and retained earnings for the years ending on those dates. The financial statements in Exhibits B-1 through B-3 are referred to collectively as the "Financial Statements." The Financial Statements fairly present the financial position of Target in all material respects as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated.

            4.4 TRANSACTIONS. Except as set forth on Exhibit B-4, to Target's knowledge, since December 31, 1998, there has not been any:

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                 4.4.1  Transaction  by Target except in the ordinary  course of business as conducted on that date except as set forth on Exhibit C;

                 4.4.2 Capital expenditures in the aggregate by Target exceeding Ten Thousand Dollars ($10,000) other than those listed on Exhibit B-6;

                 4.4.3 Material Adverse Change;

                 4.4.4 Destruction, damage to, or loss of any asset of Target (whether or not covered by insurance) resulting in a Material Adverse Change;

                 4.4.5 Material Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Target;

                 4.4.6 Material revaluation by Target of any of its assets;

                 4.4.7 Declaration, setting aside, or payment of a dividend or other distribution in respect of the common stock of Target;

                 4.4.8 Other than as described on Exhibit E-1, an increase in the salary or other compensation payable to or to become payable by Target to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person;

                 4.4.9 Sale or transfer of any material asset of Target, except in the ordinary course of business;

                 4.4.10 Amendment or termination of any material contract, agreement, or license to which Target is a party, except in the ordinary course of business;

                 4.4.11 Loan by Target to any person or entity, or guarantee by Target of any loan;

                 4.4.12 Mortgage, pledge, or other encumbrance of any asset of corporation;

                 4.4.13 Waiver or release of any material right or claim of Target, except in the ordinary course of business;

                 4.4.14 Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Target or the affairs of Target;

                 4.4.15 Labor trouble or other event or condition of any character resulting in a Material Adverse Change;

                 4.4.16 Issuance or sale by Target of any shares of its capital stock of any class, or of any other of its securities;

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                 4.4.17 Other event or condition  of any  character  that has or might reasonably result in a Material Adverse Change;

                 4.4.18 Agreement by Target to do any of the things described in the preceding clauses of this Section 4.4.

            4.5 DEBTS. Except as set forth on the Exhibits hereto, Target has no known material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, that is not reflected or reserved against in Target's balance sheet as of December 31, 1998, included in the Financial Statements or set forth in Exhibits B-4 and B-5 to this Merger Agreement, except for those (i) that may have been incurred after the date of that balance sheet, and (ii) that are not required by generally accepted accounting principles to be included in a balance sheet. Except as described in Exhibits B-4 and B-5, all known material debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business.

            4.6 TAX RETURNS. Within the times and in the manner prescribed by law, Target has filed all federal, state, county, and local tax returns required by law. Target has paid all, or made adequate provision for the payment of, taxes, assessments, and penalties due and payable, except such taxes, assessments and penalties, if any, that are adequately reserved against in the Financial Statements. The federal and state income and franchise tax returns of Target have not been audited by the Internal Revenue Service for Target's fiscal years ended 1997, 1996, 1995 and 1994. The provisions for taxes reflected in Target's balance sheet as of December 31, 1998, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods. There are no present disputes as to taxes of any nature payable by Target which could reasonably result in a Material Adverse Change. Target has not and will not file a consent under ss.341(f) of the code.

            4.7 REAL PROPERTY. Exhibit C-1 to this Merger Agreement is a legal description of each parcel of real property owned by or leased to Target. All the leases listed in Exhibit C-1 are valid and in full force, and, to Target's knowledge, there does not exist any material default or event that, with notice or lapse of time, or both, would constitute a default under any of these leases.

            4.8 TANGIBLE PERSONAL PROPERTY. Except as stated in Exhibit C, no personal property used by either Corporation or Subsidiary in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Corporation or Subsidiary.

            4.9 MARKS. Exhibit B-7 to this agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations owned by Target, or in which it has any rights or licenses, together with a brief description of each. Target has no knowledge of any infringement or alleged infringement by others of any such trade name, trademark, service mark, or copyright. Target has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in Exhibit E-2, Target is not a party to any

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license, agreement, or arrangement,  whether as licensor, licensee,  franchisor, franchisee, or otherwise, with respect to any copyrights or any trademarks, service marks, trade names, or applications. Target owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its businesses as now conducted, and that use does not, and will not violate any rights of others. Target has the right to sell or assign to Buyer all such owned trademarks, trade names, service marks, and copyrights, and all such licenses or other rights.

            4.10 PATENTS. Exhibit B-8 to this agreement is a complete and accurate schedule of all patents, inventions, industrial models, processes, designs, and applications for patents owned by Target or in which it has any rights, licenses, or immunities. The patents and applications for patents listed in Exhibit B-8 are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within 30 days after the Effective Date. Except as set forth in Exhibits F-1 or F-2, there have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Exhibit B-8. Each patent application is awaiting action by its respective patent office except as otherwise indicated in Exhibit B-8. The manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed in Exhibit B-8 do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and Target has not infringed or is now infringing on any patent or other right belonging to any person, firm, or corporation. Except as set forth in Exhibit E-2, Target is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. Target has the right and authority to use and to transfer to Buyer such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable continuation of the conduct all phases of its businesses in the manner presently conducted by it, and that use will not violate any patent or other rights of others.

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            4.11 TRADE SECRETS.  Exhibit B-9 to this agreement is a complete and accurate list, without extensive or revealing descriptions, of Target's trade secrets, including all secret formulas, recipes, customer lists, processes, know-how, computer programs and routines, and other technical data. That exhibit also contains the specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

            Target is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Exhibit E-2. Target has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Target and not to be divulged or misused.

            All these trade secrets are presently valid and protectible and are not part of the public knowledge or literature; to Target's knowledge, they have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Corporation or Subsidiary.

            4.12 INTANGIBLES. Exhibit B-10 to this agreement is a complete and accurate list of all intangible assets, other than those specifically referred to elsewhere in this agreement.

            4.13 TITLE. Target has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible or intangible, which constitute all the assets and interests in assets that are necessary in the business of Target. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, right-of-way, covenants, conditions, or restrictions, except for (i) those disclosed in Target's balance sheet as of December 31, 1998 (Exhibit B-1) and in Exhibit B-5 to this Merger Agreement; (ii) the lien of current taxes not yet due and payable; (iii) statutory mechanics and materialmen's liens; and (iv) possible minor matters that, in the aggregate, could not reasonably result in a Material Adverse Change. Neither any Shareholder, nor any officer, director, or employee of Target, nor any spouse, or child, of any Shareholder, officer or director, owns, or has any interests, directly or indirectly, in any of the real or personal property owned by or leased to Target. To Target's knowledge, Target does not occupy any real property in violation of any material law, regulation, or decree.

            4.14 CUSTOMERS. Exhibit D-1 to this Merger Agreement is a correct and current schedule of all customers of Target. Except as indicated thereon, Target has no information and is not aware of any facts indicating that any of these customers intend to cease doing business with Target, or materially alter the amount of business that they are presently doing with Target.

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            4.15 EMPLOYMENT AGREEMENTS.  Exhibit E-1 to this Merger Agreement is a list of all employment contracts and collective bargaining agreements, and all
pension,   bonus,   profit  sharing,   stock  option,  or  other  agreements  or
arrangements providing for employee remuneration or benefits to which Target is a party or by which Target is bound; all these contracts and arrangements are in full force and effect, and neither Target nor, to Target's knowledge, any other party is in default under them. There have been no claims of defaults and, to Target's knowledge, there are not facts or conditions which if continued will result in a default under these contracts or arrangements.

            4.16 INSURANCE. Exhibit C-2 to this Merger Agreement is a description of all insurance policies held by Target concerning its business and properties. All these policies in their respective principal amounts are set forth in Exhibit C-2.

            4.17 AGREEMENTS. Exhibit E-2 sets forth a true and correct list of each and every agreement calling for annual consideration in cash or in kind in excess of $25,000.00 to which Target is a party or by which Target's property is bound, including, but not limited to, any distributor's or manufacturer's representative or agency agreement, any service agreement, any output or requirements agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease, agreement to provide water service, main line extension agreements or will serve letters, copies of which have been furnished or made available to Parent. To Target's knowledge, there is not existing as of the date of this Merger Agreement any material default or event that with notice or lapse of time, or both, would constitute a material default by any party to any of these agreements. Except as disclosed to Parent, Target has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

            4.18 COMPLIANCE. To Target's knowledge, Target has complied with all, and is not in violation of any, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) materially affecting its properties or the operation of its business; provided, however, that no additional representation or warranty is made with respect to any statutes, laws or regulations that are the subject matter of Section 4.6.

            4.19 SUITS. Except as set forth on Exhibits F-1 or F-2, there is no suit, action, arbitration, or legal, administrative, or, other proceeding, or governmental investigation pending or, to Target's knowledge, threatened, against Target or any of its business or assets. The matters set forth in Exhibits F-1 and F-2, if decided adversely to Target, will not result in a Material Adverse Change. Except as set forth on Exhibits F-1 or F-2, Target is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality nor is Target presently engaged in any legal action to recover monies due or damages sustained.

            4.20 CONSUMMATION. The execution and delivery of this Merger Agreement do not, and the consummation of the Merger will not, subject to

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obtaining requisite approval of Target's shareholders, (1) violate any provision of the articles of incorporation or bylaws of Target; (2) violate any material provision of or result in the acceleration of any material obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Target is a party or by which it is bound, except for such violations or acceleration as to which requisite waivers or consents have been obtained or which would not result in a Material Adverse Change; (3) result in the termination of any license, franchise, lease, or permit to which Target is a party or by which it is bound, except for such terminations which would not result in a Material Adverse Change. After the shareholder(s) of Target have adopted the Agreement of Merger, said board of directors and shareholder(s) will take or will have taken all actions required by law, the articles of incorporation, the bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and to authorize the Merger.

            4.21 AUTHORITY. Target and Target Shareholders have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than Target and its shareholders are necessary in connection with it. The execution and delivery of this agreement by Target has been duly authorized by all necessary corporate action on the part of Target.

            4.22 INTERESTED PARTY AGREEMENT. Except as set forth in Exhibit D-2, neither any Target Shareholder, nor any officer, director, or employee of Target, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Target or in any person from whom or to whom Target leases any real or personal property, or in any other person with whom Target is doing business.

            4.23 BOOKS & RECORDS. Target will furnish to Parent for its examination, to the extent such documents exist, (i) copies of the articles of incorporation and bylaws of Target certified by the secretary of Target; (ii) the minutes books of Target containing all records required to be set forth of all proceedings, consents, actions, and meetings of the Shareholder and Board of Directors of Target; (iii) all permits, orders, and consents issued by the California Commissioner of Corporations with respect to Target, and all applications for such permits, orders, and consents; (iv) the stock transfer books of Target setting forth all transfers of any capital stock; and (v) the Financial Statements for Target's three (3) most recent fiscal years.

            4.24 REPRESENTATIONS TRUE AND CORRECT. None of the representations and warranties made herein by Target, or made in any certificate or memorandum referenced herein and furnished or to be furnished, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

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                                    ARTICLE V

         5. PARENT'S REPRESENTATIONS AND WARRANTIES. Parent represents and warrants to Target as follows:

            5.1 DUE ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. As of the Closing, Subsidiary will be a wholly owned subsidiary of Parent duly organized, validly existing, and in good standing under the laws of the State of California. Parent has and Subsidiary will have as of the Closing all necessary corporate powers to own their respective properties and to operate their respective businesses as now owned and operated by them.

            5.2 AUTHORIZATION. Parent has the corporate power to execute and deliver this Merger Agreement and has taken (or by the Closing Date will have taken) all actions required by law, its articles of incorporation, its bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby. This Merger Agreement is a valid and binding agreement of Parent in accordance with its terms.

            5.3 CONSUMMATION. The execution and delivery of this Merger Agreement do not, and the consummation of the Merger will not, (1) violate any provision of the articles of incorporation or bylaws of Parent or of Subsidiary;
(2) violate any provision of or result in the acceleration of any obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Parent or Subsidiary is a party or by which either is bound; (3) result in the termination of any license, franchise, lease, or permit to which Parent or Subsidiary is a party or by which either is bound; or (4) violate or conflict with any other restriction of any kind or character to which Parent or Subsidiary is subject. After the boards of directors of Parent and Subsidiary and the shareholder(s) of Subsidiary have adopted the plan of merger as set forth in this Merger Agreement, said boards of directors and shareholder(s) will take or will have taken all actions required by law, their respective articles of incorporation, their bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and to authorize the Merger.

            5.4 CONFIDENTIALITY. Parent and Subsidiary agree that, unless the Closing has been consummated, Parent, Subsidiary, and their respective officers, directors and other representatives will hold in strict confidence and will not use to the detriment of Target any and all data and information obtained from Target in connection with this transaction or Merger Agreement with respect to the business of Target, except as such disclosure may be required by governmental authorities.

            5.5 REPRESENTATIONS TRUE AND CORRECT. None of the representations and warranties made herein by Parent or Subsidiary, or made in any certificate or memorandum referenced herein and furnished or to be furnished, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

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                                   ARTICLE VI

         6. TARGET'S OBLIGATIONS BEFORE CLOSING. Target covenants that from the date of this Merger Agreement until the Closing:

            6.1 ACCESS. Parent and its counsel, accountants, and other representatives shall have full access upon reasonable notice during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Target. Target shall furnish or cause to be furnished to Parent and its representatives all data and information concerning the business, finances, and properties of Target that may reasonably be requested.

            6.2 CONTINUATION OF BUSINESS. Target will use commercially reasonable efforts to carry on its business and activities diligently and in substantially the same manner as they have previously been carried out, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that will vary materially from those methods by Target as of the date of this Merger Agreement.

            6.3 PRESERVATION OF BUSINESS RELATIONS. Target will use commercially reasonable efforts, without making any commitments on behalf of Parent, to preserve its business organization intact until the closing, to keep available its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

            6.4 CAPITAL STOCK. Target will not (i) amend its articles of incorporation or bylaws, (ii) issue or acquire any shares of its capital stock,
(iii) issue or create any warrants, obligations, subscription, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class may be directly or indirectly authorized, issued, or transferred from treasury, or (iv) agree to do any of the acts listed above.

            6.5 INSURANCE. Target will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Parent and at Parent's sole expense, the amount of insurance against fire and other casualties which, at the date of this Merger Agreement, Target carries on any of its properties or in respect of its operation shall be increased by such amount or amounts as Parent shall specify.

            6.6 COMPENSATION. Target will not do, or agree to do, any of the following acts without obtaining Parent's written consent; (i) grant any increase in salaries payable or to become payable by Target to any officer, employee, sales agent, or representative, or (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment.

            6.7 ACTS. Target will not, without Parent's written consent, do or agree to any of the following acts:

                 6.7.1  Enter  into  any  material   contract,   commitment   or
transaction not in the usual and ordinary course of its business;

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                 6.7.2 Enter into any contract,  commitment,  or  transaction in the usual and ordinary course of business involving an amount exceeding Ten Thousand Dollars ($10,000), or enter into any leases of capital equipment or property; or

                 6.7.3 Sell or dispose of any capital assets.

            6.8 PROHIBITED ACTS. Target will not do, or agree to do, any of the following acts:

                 6.8.1 Pay any obligation or liability, fixed or contingent, other than current liabilities;

                 6.8.2 Waive or compromise any right or claim of substantial value; or

                 6.8.3 Cancel, without full payment, any note, loan, or other obligation owing to Target.

                 6.8.4 Modify, amend, cancel, or terminate any of its existing material contracts or agreements, or agree to do any of those acts.

            6.9 DOCUMENTATION. At the request of Parent (which shall not be unreasonable or be an undue burden on Target), Target will document and describe any of its processes or business procedures specified by Parent, in form and content reasonably satisfactory to Parent.

                                   ARTICLE VII

         7. PARENT'S OBLIGATIONS BEFORE CLOSING. Parent covenants that prior to the Closing, Parent shall cause Subsidiary to be formed.

                                  ARTICLE VIII

         8. CONDITIONS PRECEDENT TO PARENT'S OBLIGATION TO CLOSE

            8.1 CONSUMMATION. Parent's obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of all the conditions set out below in this Article VIII. Parent may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute waiver by Parent of any of its other rights or remedies, at law or in equity, if Target shall be in default of any of its representations, warranties, or covenants under this Merger Agreement. Should any condition not be met or unwaived, Parent and Target may elect to proceed with the Closing and reduce the cash consideration to be paid at Closing in an agreed amount.

            8.2 ACTS COMPLETED. Each of the acts and undertakings of Target to be performed on or before the Closing Date pursuant to the terms of this Merger Agreement shall have been duly performed.


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            8.3  RESOLUTIONS.  Target shall have  furnished  Parent with a copy, certified by Target's secretary, of (1) a resolution or resolutions duly adopted by Target's board of directors authorizing and approving this Merger Agreement and directing that it be submitted to a vote of Target's shareholders; and (2) a resolution or resolutions adopting this Merger Agreement, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of Target.

            8.4 REPRESENTATIONS. All of the representations and warranties of Target contained in this Merger Agreement shall be true in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of that date; and Parent shall have received at the closing a certificate, dated the Closing Date and executed by the president or a vice president of Target, containing a representation and warranty to that effect.

            8.5 SHAREHOLDER APPROVAL. All outstanding shares of Target Common Stock shall have been voted for the adoption of the Merger set forth in this Merger Agreement.

            8.6 FILING. The Agreement of Merger shall have been filed in the office of the Secretary of State or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Parent shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

            8.7 CHANGES. During the period from December 31, 1998, to the Closing Date, there shall not have been any Material Adverse Change.

            8.8 FORM & SUBSTANCE. The form and substance of all certificates, instruments, opinions, and other documents delivered to Parent under this Merger Agreement shall be satisfactory in all reasonable respects to Parent.

                                   ARTICLE IX

         9. CONDITIONS PRECEDENT TO TARGET'S OBLIGATION TO CLOSE

            9.1 CONSUMMATION. Target's obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of all the conditions set out below in this Article IX. Target may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute waiver by Target of any of its other rights or remedies, at law or in equity, if Parent shall be in default of any of its representations, warranties, or covenants under this Merger Agreement.

            9.2 ACTS COMPLETED. Each of Parent's acts and undertakings to be performed on or before the Closing Date pursuant to this Merger Agreement shall have been performed.

            9.3 RESOLUTIONS. Parent shall have furnished Target with certified copies of (1) resolutions duly adopted by the board of directors of Parent and the board of directors of Subsidiary authorizing and approving the execution and

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delivery  of this Merger  Agreement  and  authorizing  the  consummation  of the transactions contemplated by this Merger Agreement, and (2) resolutions duly adopted by Parent as sole shareholder of Subsidiary, authorizing this Merger Agreement.

            9.4 REPRESENTATIONS. The representations and warranties of Parent contained in this Merger Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date; and Target shall have received at the closing a certificate, dated the Closing Date and executed on behalf of Parent by its president or any vice president, containing a representation and warranty to that effect.

            9.5 SHAREHOLDER APPROVAL. At least a majority of the outstanding shares of common stock of Target shall have been voted for the adoption of the Merger contemplated by this Merger Agreement.

            9.6 FILING. The Agreement of Merger shall have been filed in the office of the Secretary of State or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Target shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

            9.7 FORM & SUBSTANCE. The form and substance of all certificates, instruments, opinions, and other documents delivered to Target under this Merger Agreement shall be satisfactory in all reasonable respects to Target and its counsel.

                                    ARTICLE X

         10. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

            10.1 SURVIVAL. The representations, warranties, and indemnities included or provided for in this Merger Agreement or in any Schedule or certificate or other document delivered pursuant to this Merger Agreement shall survive the Closing Date.

            10.2 LIMITATIONS ON DAMAGES: Notwithstanding any provision of this Merger Agreement to the contrary, Parent and its subsidiaries shall not be indemnified and held harmless unless and until such damages, losses, and expenses exceed $5,000 net of insurance proceeds from coverage paid for by Target prior to execution of this Merger Agreement, in which event Parent and its subsidiaries shall be indemnified and held harmless in full. All claims under this provision for indemnity shall be made within the time period and in the manner provided for herein.

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                                   ARTICLE XI

         11. TERMINATION

            11.1  TERMINATION.   This  Merger  Agreement  and  the  transactions
contemplated under this Merger Agreement may be terminated at any time prior to the Closing Date, either before or after the meeting of Target's shareholders:

            11.1.1 By mutual consent of Parent and Target;

            11.1.2 By Parent if there has been a material misrepresentation or a material breach of Target's obligations, representations and warranties set forth in this Merger Agreement or in any exhibit or certificate required by and delivered pursuant to this Merger Agreement;

            11.1.3 By Target if there has been a material misrepresentation or a material breach of Parent's obligations, representations and warranties set forth in this Merger Agreement or in any exhibit or certificate required by and delivered pursuant to this Merger Agreement;

            11.1.4 By Target or Parent if (i) a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal, state or foreign court or other governmental or regulatory authority and remain in effect, (ii) any litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Target or Parent if the Merger is consummated, shall be pending which, in the good faith judgment of Target or Parent (acting upon advice of their respective counsel) has a reasonable probability of resulting in such order, injunction or substantial damages, or
(iii) any federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the Merger illegal; and

            11.1.5 By Target or by Parent if the  Closing  Date  referred  to in
Section 2.2 has not occurred by March 31, 1999.

         11.2 CONTINUING OBLIGATIONS. In the event that this Merger Agreement is terminated pursuant to this Article XI, or because of the failure to satisfy any of the conditions specified in Article VIII or Article IX, all further obligations of Parent and of Target under this Merger Agreement shall terminate without further liability of Parent to Target (provided Parent has not breached) or Target to Parent (provided Target has not breached), except for the obligations of Parent under Sections 5.4 and 11.3 and Target under Section 11.4. Notwithstanding the above, if the Merger Agreement is terminated pursuant to
Section 11.1.4(i) or (ii) and (a) the party involved in such suit was aware of such or threat thereof and did not disclose it to the other, or (b) such suit results from a breach of contract, the negligence or intentional misconduct of such party (collectively "Termination With Rights Retained") upon termination of this Merger Agreement, the other party shall retain any claim it may have against such party. Notwithstanding the above, if Target fails to satisfy any of the conditions specified in Article VIII, Parent shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this

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Merger Agreement, and if Parent fails to satisfy any of the conditions specified in Article IX, Target shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Merger Agreement.

         11.3 RETURN OF MATERIALS. In the event of the termination of this Merger Agreement for any reason, Parent will return to Target all documents, work papers, and other materials (including copies) relating to the transactions contemplated by this Merger Agreement, whether obtained before or after execution of this Merger Agreement. Parent will not use any information so obtained for any purpose, and will take all practicable steps to have such information kept confidential.

         11.4 COSTS AND EXPENSES. In the event this Merger Agreement is consummated, each Party shall pay its own costs and expenses. In the event of the termination of this Merger Agreement for any reason other than a breach of this Merger Agreement or a Termination With Rights Retained, in which the non-breaching party or the party who exercises the right to terminate under a Termination With Rights Retained, respectively, each party shall bear its own costs and expenses, including attorney fees.

                                   ARTICLE XII

         12. INDEMNIFICATION. Target and Selling Shareholders, jointly and severally, will hold Parent and Subsidiary harmless from any loss or liabilities resulting from the breach of any of the warranties or representations made in
Section 4 provided however that this indemnification obligation shall not exceed the value of the Parent stick and Additional Consideration received by the Selling Shareholders. In the event of such loss or liability, shareholders shall deliver to Parent or its order, that number of shares of common stock of Parent, together with such number of additional shares, rounded to the next whole share, as represents the stock dividends thereon, the record dates of which are after the Closing Date, as shall be determined by dividing $2.97 into the amount of such loss or liability, rounded off to the next whole share. In the event that a stock dividend is declared on common stock of Parent, or there is a stock split or reverse stock split in respect thereof, the record or effective date of which is after the Closing Date and prior to the date of contemplated redelivery of shares to Parent, the figure of $2.97 shall be adjusted accordingly.

                                  ARTICLE XIII

         13. MISCELLANEOUS

            13.1 PUBLICITY. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by applicable law.

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            13.2 Tax REORGANIZATION.  Parent,  Subsidiary and Target acknowledge this transaction is intended to qualify as a reorganization under Code section 368(a)(1)(A). No Party hereto shall take any action contrary to that intent.

            13.3 CAPTIONS. Captions and headings in this Merger Agreement are for convenience only and shall not be considered in interpreting any provisions.

            13.4 INTEGRATION. This Merger Agreement embodies the entire agreement and understanding which exists between the signatories hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and undertakings. No supplement, modification, or amendment of this Merger Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Merger Agreement shall be deemed, or shall constitute, a waiver of any other provisions whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            13.5 COUNTERPARTS. This Merger Agreement may be executed in counterparts and all counterparts so executed shall constitute one Agreement binding on all the parties hereto. It shall not be necessary for each party to execute the same counterpart hereof.

            13.6 GENDER/TENSE. Whenever required by the context hereof, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and the masculine, feminine and neuter genders shall each be deemed to include the other.

            13.7 THIRD PARTIES. Nothing in this Merger Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Merger Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Merger Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Merger Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Merger Agreement.

            13.8 ASSIGNMENT. This Merger Agreement shall be binding on, and it shall inure to the benefit of the parties to it and their respective heirs, legal representative, successors, and assigns; provided, however, Parent may not assign any of its rights under it, except to a wholly-owned subsidiary corporation of Parent. No such assignment by Parent to its wholly-owned subsidiary shall relieve Parent of any of its obligations or duties under this Merger Agreement.

            13.9   NOTICES.   All   notices,   requests,   demands,   and  other
communications under this Merger Agreement shall be in writing and shall be deemed to have been duly given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

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To Parent and Subsidiary at:

         ImaginOn.com
         1313 Laurel Street, #1
         San Carlos, CA 94070
         Fax:  (650) 596-9350
         Email: schwartz@imaginon.com

         With a copy to:

         Doty Sundheim & Gilmore
         420 Florence Street
         Suite 200
         Palo Alto, CA 94301
         Fax:  (650) 327-0101

To Target at:

         Network Specialists, Inc.
         3140 Gold Camp Drive
         Suite 80
         Rancho Cordova, CA 95670
         Fax:  (916) 431-4203
         Email:  will@inow.com

         With a copy to:

         Elias Hayek, Esq.
         Jacobson Markham LLP
         8880 Cal Center Drive, Suite 100
         Sacramento, CA 95826
         Fax:  (916) 854-5965

Any Party may change its address for purposes of this Section by giving the other Parties written notice of the new address in the manner set forth above.

         13.10 GOVERNING LAW. This Merger Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California.

         13.11 ATTORNEY'S FEES. If either party to this Merger Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's

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payment  of all or a portion of the sums  allegedly  due or  performance  of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         13.12 SEVERABILITY. Any portion or provision of the Merger Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

         13.13 SCHEDULES AND EXHIBITS. All schedules, exhibits, appendices and documents referred to in or attached to this Merger Agreement are integral parts of this Merger Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation to which they are explicitly referenced. The parties acknowledge that certain of the schedules and exhibits hereto have not been completed as of the date hereof and shall be completed and attached hereto at Closing.

         13.14 CONSTRUCTION. The parties hereto acknowledge and agree that (i) each party hereto is of equal bargaining strength, (ii) each party has actively participated in the drafting, preparation and negotiation of this Merger Agreement, (iii) each party has consulted with such party's own, independent legal counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Merger Agreement, (iv) each party and such party's legal counsel and advisors have reviewed this Merger Agreement, (v) each party has agreed to enter into this Merger Agreement following such review and their rendering of such advice, and
(vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Merger Agreement, or any portions hereof, or any amendments hereto.

         IN WITNESS WHEREOF, each of the Parties have caused this Merger Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                                     IMAGINON.COM


                                                     By: /s/ David M. Schwartz
                                                         -----------------------
                                                                   President



                                                     NETWORK SPECIALISTS, INC.


                                                     By: /s/ William Claren
                                                         -----------------------
                                                                   President



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